FOR IMMEDIATE RELEASE

ENDURANCE EXPLORATION GROUP FORMS JOINT VENTURE WITH EXECUTIVE PRODUCER DAVID CARR AND DOWNTOWN TELEVISION.

Clearwater, Florida (June 28, 2018) – On June 28, 2018 Endurance Exploration Group, Inc (OTCQB: “EXPL”) and Downtown Television, Inc. (“Downtown”) announced the formation of a joint venture for the purpose of producing entertainment content relating to deep-sea exploration, historical shipwreck search, artifact recovery, and the rewriting of history.

The joint venture is being formed as a new limited liability corporation that will be 50% owned each by EXPL and Downtown, and has been named Megalodon Entertainment, LLC. (“Megalodon”)

EXPL CEO, Micah Eldred, commented, “We are very pleased to be forming Megalodon with Downtown Television, and its principal David Carr.   David has produced many successful adventure, science and exploration, and treasure hunting shows and series including: “The Curse of Oak Island”, “Treasure Quest”, “Extinct or Alive”, and “Ancient Aliens”, among others, and his productions have been featured on networks such as: History, Discovery, TLC, Animal Planet, and Lifetime. We believe David’s experiences will be invaluable in helping to tell the story of the shipwreck and other discoveries being made by EXPL and our partners.  We look forward to filming many upcoming adventures together.”

David Carr, CEO of Downtown Television, commented, “I am excited to work with the team at Endurance Exploration Group.  They are not just treasure hunters, they are treasure finders.  Their unique approach will ensure sustained success not only with artifact recovery, but by creating amazingly entertaining journeys that viewing audiences will be able to join. Endurance’s contacts with likeminded explorers will also result in many other successful programs.  Megalodons were legendary giants of the deep, and we expect to live up to our namesake in the world of entertainment.”

Megalodon expects to film a development presentation for preliminary network evaluation during the next 60 days. Megalodon will initially be represented by the APA talent agency in Beverly Hills, CA.

About Downtown Television and David Carr:

David Carr is an alternative TV Showrunner and Executive Producer/Director who owns and operates Downtown Television in Los Angeles. Carr was formerly the co-founder and co-owner of the TV ad agency, Beantown Productions. Carr has produced hit reality and documentary programs all over the world, including Argentina, Bolivia, Brazil, Canada, Ecuador, England, France, Honduras, Israel, Japan, Mexico, Peru, Scotland, Tasmania, and Wales. He has produced shows for History, Discovery, TLC, Animal Planet GSN, Lifetime, and other. Some of his most notable work is The Curse of Oak Island (Showrunner and Co-EP); Treasure Quest (Showrunner & Executive Producer), Alaskan Bush People (Showrunner and Executive Producer), Extinct or Alive: Tasmanian Tiger (Showrunner & Executive Producer) and Ancient Aliens, (Director). Carr also continues to produce on-air promos for The Simpsons, as he has for 26 years. He lives in Los Angeles.

About EXPL

EXPL is a publicly traded company with the stock ticker symbol of EXPL, and is in the business of researching and recovering historic shipwrecks and their cargos lost across various historical periods.  Among other ongoing projects, EXPL is currently working on the salvage of the Steamship Pulaski off the coast of North Carolina.  The Steamship Pulaski was built by the Savannah and Charleston Steam

Packet Company to safely and quickly carry cargo and passengers from Savannah, Georgia, and Charleston, South Carolina, to Baltimore, Maryland.  On her last voyage, on the night of June 14, 1838, after she left Charleston for Baltimore with many prominent passengers, including a Congressman, the starboard boiler exploded and the vessel quickly capsized and was lost.  Of the approximately 150 passengers and 37 crew members, there were only 59 survivors.  The remaining crew and passengers, together with the passenger valuables, estimated at $150,000 face value at the time of the loss, and estimated to be worth millions of dollars today, sank with the ship.  To date EXPL has recovered dozens of silver and gold coins, dishware, and components of the vessel.

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Cautionary Information Regarding Forward-Looking Statements.

This press release / 8-K includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," "will," or "plans" to be uncertain and forward looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties including but not limited to legal and operational risks of offshore, historic shipwreck recovery.

Forward-looking statements contained in this Form 8-K are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from the anticipated. The information contained in this release is as of June 28, 2018. Endurance Exploration Group, Inc. assumes no obligation to update forward-looking statements contained in this Form 8-K as the result of new information or future events or developments.

ENDURANCE EXPLORATION GROUP, INC

15500 Roosevelt Blvd, Suite 301

Clearwater, FL 33760

727-533-5555

(OTCQB: EXPL)

And

DOWNTOWN TELEVISION, INC.

801 S. Grand Ave. #1304

Los Angeles, CA 90017

310-486-8716